EXHIBIT INDEX

5.       Opinion of Counsel regarding legality of Contracts.

23.      Consent of Independent Registered Public Accounting Firm.

24.1 Power of Attorney to sign Amendments to this Registration Statement, dated April 13, 2005.

24.2 Power of Attorney to sign Amendments to this Registration Statement, dated July 7, 2004.